Exhibit 10.14

SECOND

AMENDMENT

TO THE

THIRD AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

GKK CAPITAL LP

Dated as of October 27, 2008

THIS SECOND AMENDMENT TO THE THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF GKK CAPITAL LP (this “Amendment”), dated as of October 27, 2008, is hereby adopted by Gramercy Capital Corp., a Maryland corporation (defined in the Agreement, hereinafter defined, as the “General Partner”), as the general partner of GKK Capital LP, a Delaware limited partnership (the “Partnership”).  For ease of reference, capitalized terms used herein and not otherwise defined have the meanings assigned to them in the Third Amended and Restated Agreement of Limited Partnership of GKK Capital LP, dated as of April 19, 2006, as amended by the First Amendment to the Third Amended and Restated Agreement of Limited Partnership of GKK Capital LP, dated as of April 18, 2007 (the “Agreement”).

WHEREAS, the General Partner desires to amend certain terms in the Agreement relating to the LTIP Units;

WHEREAS, Section 14.01.B of the Agreement grants the General Partner power and authority to amend the Agreement without the consent of any of the Partnership’s Limited Partners to set forth the terms of additional Partnership Interests, including LTIP Units, issued pursuant to Section 4.02 of the Agreement and requires the General Partner to provide notice to the Limited Partners when any action is taken under Section 14.01.B;

NOW, THEREFORE, the General Partner hereby amends the Agreement as follows:

1.  Section 2.A of Exhibit E to the Agreement is hereby amended by inserting the following after the first sentence of such section:

“Notwithstanding the foregoing, with respect to LTIP Units issued on or after October 27, 2008, prior to the Distribution Participation Date, LTIP Units shall be entitled to receive if, when and as authorized by the General Partner out of funds legally available for the payment of distributions, regular cash distributions (but not non-liquidating special, extraordinary or other distributions) in an amount per unit equal to ten percent (10%) of the distribution payable on each Class A Unit for the corresponding quarterly or other period.”

As amended, such section shall read as follows:

A.            LTIP Distribution Amount.  Commencing from the Distribution Participation Date (as defined below) established for any LTIP Units, for any quarterly or other period holders of such LTIP Units shall be entitled to receive, if, when and as authorized by the General Partner out of funds legally available for the payment of distributions, regular cash distributions in an amount per unit equal to the distribution payable on each Class A Unit for the corresponding quarterly or other period (or, if applicable, for that portion of the quarterly or other period that begins on the Distribution Participation Date) (the “LTIP Distribution Amount”).  Notwithstanding the foregoing, with respect to LTIP Units issued on or after October 27, 2008, prior to the Distribution Participation Date, LTIP Units shall be entitled to receive if, when and as authorized by the General Partner out of funds legally available for the payment of distributions, regular cash distributions (but not non-liquidating special, extraordinary or other distributions) in an amount per unit equal to ten percent (10%) of the distribution payable on each Class A Unit for the corresponding quarterly or other period.  In addition, from and after the Distribution Participation Date, LTIP Units shall be entitled to receive, if, when and as authorized by the General Partner out of funds or other property legally available for the payment of distributions, non-liquidating special, extraordinary or other distributions in an amount per unit equal to the amount of any non-liquidating special, extraordinary or other distributions payable on the Class A Units which may be made from time to time.  LTIP Units shall also be entitled to receive, if, when and as authorized by the General Partner out of funds or other property legally available for the payment of distributions, distributions representing proceeds of a sale or other disposition of all or substantially all of the assets of the Partnership in an amount per unit equal to the amount of any such distributions payable on the Class A Units, whether made prior to, on or after the Distribution Participation Date, provided that the amount of such distributions shall not exceed the positive balances of the Capital Accounts of the holders of such LTIP Units to the extent attributable to the ownership of such LTIP Units.  Distributions on the LTIP Units, if authorized, shall be payable on such dates and in such manner as may be authorized by the General Partner (any such date, a “Distribution Payment Date”); provided that the Distribution Payment Date and the record date for determining which holders of LTIP Units are entitled to receive a distribution shall be the same as the corresponding dates relating to the corresponding distribution on the Class A Units.

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2.  Section 3 of Exhibit E to the Agreement is hereby amended and restated to read as follows:

“3.           Allocations.

Commencing with the portion of the taxable year of the Partnership that begins on the Distribution Participation Date established for any LTIP Units, such LTIP Units shall be allocated Net Income and Net Loss in amounts per LTIP Unit equal to the amounts allocated per Class A Unit.  Notwithstanding the foregoing, with respect to LTIP Units issued on or after October 27, 2008, for the portion of any taxable year of the Partnership prior to the Distribution Participation Date established for any LTIP Units, such LTIP Units shall be allocated Net Income and Net Loss in amounts per LTIP Unit equal to ten percent (10%) of the amounts allocated per Class A Unit (other than any such amounts associated with a non-liquidating special, extraordinary or other non-regular distribution that such LTIP Units were not entitled to receive).  The allocations provided by the preceding sentences shall be subject to the proviso to the first sentence of Section 6.01.B of the Agreement.  The General Partner is authorized in its discretion to delay or accelerate the participation of the LTIP Units in allocations of Net Income and Net Loss, or to adjust the allocations made, so that the ratio of (i) the total amount of Net Income or Net Loss allocated with respect to each LTIP Unit in a taxable year, to (ii) the total amount distributed to that LTIP Unit with respect to such period, is more nearly equal to such ratio as computed for the Class A Units held by the General Partner.”

3.  The Agreement and this Amendment shall be read together and shall have the same force and effect as if the provisions of the Agreement and this Amendment (including attachments hereto) were contained in one document.  Any provisions of the Agreement not amended by this Amendment shall remain in full force and effect as provided in the Agreement immediately prior to the date hereof.

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IN WITNESS WHEREOF, the General Partner has executed this Amendment as of the date first written above.

GRAMERCY CAPITAL CORP.

By:	/s/ Marc Holliday
Name: Marc Holliday
Title: President